Exhibit 4.1

This SUPPLEMENTAL INDENTURE NO. 1, dated as of July 31, 2018 (this “Completion Date Supplemental Indenture”), is entered into among Nationstar Mortgage Holdings Inc., a Delaware Corporation (“Nationstar”), the other parties that are signatories hereto as Guarantors (collectively, the “Guaranteeing Subsidiaries” and each a “Guaranteeing Subsidiary”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, Wand Merger Corporation, a Delaware corporation (“Merger Sub”), WMIH Corp., a Delaware corporation (“Parent Guarantor”), and the Trustee have heretofore executed and delivered an indenture, dated as of July 13, 2018 (the “Initial Indenture” and, together with this Completion Date Supplemental Indenture, and as further amended and supplemented, the “Indenture”), providing for the issuance of $950,000,000 aggregate principal amount of 8.125% Senior Notes Due 2023 (the “2023 Notes”) and $750,000,000 aggregate principal amount of 9.125% Senior Notes Due 2026 (the “2026 Notes” and, together with the 2023 Notes, the “Initial Notes”);

WHEREAS, the Initial Indenture permits the Merger, provided that after the consummation of the Merger, Nationstar and the Guaranteeing Subsidiaries shall execute and deliver to the Trustee a supplemental indenture pursuant to which Nationstar shall unconditionally assume Merger Sub’s Obligations under the Initial Indenture and each series of the Initial Notes and each of the Guaranteeing Subsidiaries shall unconditionally guarantee, on a joint and several basis, all of the Issuer’s Obligations under the Initial Indenture and each series of the Initial Notes; and

WHEREAS, pursuant to Section 9.01 of the Initial Indenture, Nationstar, each of the Guaranteeing Subsidiaries and the Trustee are authorized to execute and deliver this Completion Date Supplemental Indenture to amend or supplement the Initial Indenture without the consent of any Holder of the Notes.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, Nationstar, each of the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

(1)    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Initial Indenture.

(2)    Agreement to Assume Obligations. Nationstar hereby agrees to unconditionally assume Merger Sub’s Obligations under the Initial Indenture and the Initial Notes, on the terms and subject to the conditions set forth in the Initial Indenture and the Initial Notes, and to be bound by all other applicable provisions of the Initial Indenture and the Initial Notes and to perform all of the obligations and agreements of Merger Sub under the Initial Indenture and the Initial Notes.

(3)    Agreement to Guarantee. Each Guaranteeing Subsidiary hereby agrees to be a Guarantor under the Initial Indenture, on the terms and subject to the conditions set forth in the Initial Indenture and to be bound by the terms of the Initial Indenture applicable to a Guarantor, including Article 12 thereof.

(4)    Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(5)    Governing Law. THIS COMPLETION DATE SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6)    Counterparts. The parties may sign any number of copies of this Completion Date Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(7)    Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8)    The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Completion Date Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by Nationstar and the Guaranteeing Subsidiaries.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Completion Date Supplemental Indenture to be duly executed as of the date first above written.

ISSUER:

NATIONSTAR MORTGAGE HOLDINGS INC.

By:	/s/ Amar Patel
Name:	Amar Patel
Title:	Executive Vice President and Chief Financial Officer

GUARANTORS:

HARWOOD INSURANCE SERVICES, LLC
HARWOOD SERVICE COMPANY, LLC
HOMESELECT SETTLEMENT SOLUTIONS, LLC
NATIONSTAR 2009 EQUITY CORPORATION
NATIONSTAR MORTGAGE LLC
NATIONSTAR CAPITAL CORPORATION
NATIONSTAR SUB1 LLC
NATIONSTAR SUB2 LLC
VERIPRO SOLUTIONS INC.

By:	/s/ Amar Patel
Name:	Amar Patel
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Casey A. Boyle
Name:	Casey A. Boyle
Title:	Assistant Vice President

[Signature Page to Supplemental Indenture]